Exhibit 3.3

FORM OF

AGREEMENT OF LIMITED PARTNERSHIP

OF

SEADRILL OPERATING LP

DATED AS OF SEPTEMBER             , 2012

AGREEMENT OF

LIMITED PARTNERSHIP

OF

SEADRILL OPERATING LP

THIS AGREEMENT OF LIMITED PARTNERSHIP OF SEADRILL OPERATING LP, dated as of September             , 2012, is entered into and executed by SEADRILL OPERATING GP LLC, a Marshall Islands limited liability company, as the General Partner, and SEADRILL LIMITED, a Bermuda company, and SEADRILL PARTNERS LLC, a Marshall Islands limited liability company, as Limited Partners.

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Act” means the Marshall Islands Limited Partnership Act, as amended from time to time, and any successor to such act.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement of Limited Partnership of Seadrill Operating LP, as it may be amended, supplemented or restated from time to time. This Agreement shall constitute a “partnership agreement” as such term is defined in the Act.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership to be filed with the Registrar of Corporations of the Republic of the Marshall Islands pursuant to which the Partnership shall be formed as a Marshall Islands limited partnership and as described in the first sentence of Section 2.5, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“General Partner” means Seadrill Operating GP LLC, a Marshall Islands limited liability company, in its capacity as the general partner of the Partnership, and any successor to Seadrill Operating GP LLC, as the general partner of the Partnership.

“Indemnitee” means (a) the General Partner, (b) any former General Partner, (c) any Person who is or was an Affiliate of the General Partner or any former General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Person which any of the preceding clauses of this definition describes, (e) any Person who is or was serving at the request of the General Partner or any former General Partner or any Affiliate of the General Partner or any former General Partner as an officer, director, member, partner, fiduciary or trustee of another Person, (provided, however, that that Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services), and (f) any other Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Limited Partner” means the Persons listed as Limited Partners on Schedule I, as it may be updated, amended, supplemented or restated from time to time by the General Partner, and any other limited partner admitted to the Partnership from time to time following the date of this Agreement.

“Partner” means the General Partner or any Limited Partner.

“Partnership” means Seadrill Operating LP, a Marshall Islands limited partnership.

“Percentage Interest” means, with respect to any Partner, the percentage set forth on Schedule I next to such Partner’s name under the heading “Percentage Interest.”

“Person” or “person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1 Formation. Subject to the provisions of this Agreement, the General Partner and Limited Partners as the initial limited partners shall form the Partnership as a limited partnership pursuant to the provisions of the Act. The General Partner and the Limited Partners hereby enter into this Agreement to set forth the rights and obligations of the Partners and certain matters related thereto. Except as otherwise provided herein, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Act.

Section 2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “Seadrill Operating LP.”

Section 2.3 Principal Office; Registered Office.

(a) The principal office of the Partnership shall be at Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, c/o Seadrill Partners LLC, or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other places as the General Partner deems advisable.

(b) Unless and until changed by the General Partner, the address of the Partnership’s registered office in the Marshall Islands is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, and the name of the Partnership’s registered agent for service of process at such address shall be The Trust Company of the Marshall Islands, Inc.

Section 2.4 Term. The Partnership shall commence on the date the Certificate of Limited Partnership is filed pursuant to Section 2.5 and shall continue in existence until an election by the General Partner to dissolve the Partnership.

Section 2.5 Organizational Certificate. By execution of this Agreement, the General Partner authorizes Daniel C. Rodgers of Watson, Farley & Williams (New York) LLP to file a Certificate of Limited Partnership of the Partnership with the Registrar of Corporations of The Marshall Islands as required by the Act. The General Partner shall file or cause to be filed such other certificates or documents as may be required for the formation, operation and qualification of a limited partnership in the Marshall Islands and any jurisdiction in which the Partnership may elect to do business. The General Partner shall thereafter file or cause to be filed any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of the Marshall Islands and any jurisdiction in which the Partnership may elect to do business.

Section 2.6 Fiscal Year. The fiscal year of the Partnership shall be January 1 to December 31.

ARTICLE III

PURPOSE

The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Act.

ARTICLE IV

CAPITAL CONTRIBUTIONS; PERCENTAGE INTERESTS

Section 4.1 Capital Contributions. On or near the date of the Partnership’s formation, Seadrill Limited shall make an initial capital contribution of $700 for its initial Percentage Interest and Seadrill Partners LLC shall make an initial capital contribution of $300 for its initial Percentage Interest. No Partner shall have the obligation to make any additional capital contribution to the Partnership.

Section 4.2 Percentage Interests. The Percentage Interests of the Partners are set forth on Schedule I, as such schedule may be updated, amended, supplemented or restated from time to time.

ARTICLE V

CAPITAL ACCOUNTS ALLOCATIONS

Section 5.1 Capital Accounts. From and after the time at which the Partnership is treated as a partnership for U. S. federal income tax purposes. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Code and as determined by the General Partner as consistent therewith.

Section 5.2 Allocations. For U.S. federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto. From and after the time at which the Partnership is treated as a partnership for U. S. federal income tax purposes.

Section 5.3 Reserves and Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts and determine the amount of the Partnership’s available cash and appropriate reserves (including cash reserves for future maintenance capital expenditures, working capital and other matters), and the Partnership shall make a distribution to the Partners of the available cash, subject to the reserves. The General Partner’s determination of the amount of distributions and reserves shall be made on its behalf by its sole member, Seadrill Partners LLC. The General Partner may make such cash distributions as it may determine and without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property or other securities of the Partnership or other entities. All distributions, including distributions in liquidation of the Partnership, shall be made in accordance with the Percentage Interests of the Partners.

ARTICLE VI

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 6.1 General Partner’s Authority; Reimbursement. Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; and the Limited Partners shall not have any power to control or manage the Partnership. The General Partner shall be reimbursed on a basis as the General Partner may determine for (a) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership) and (b) all other direct and indirect expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership. Reimbursements pursuant to this Section 6.1 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 6.4. The General Partner may be removed or replaced only with the written consent of the General Partner and Limited Partners having at least % of the Percentage Interests.

Section 6.2 Approval Required for Certain Action. In addition to matters set forth in Section 5.2, the General Partner shall not cause the Partnership to, and the Partnership shall not, take any of the following actions without the approval or consent of the sole member of the General Partner (which consent may be made categorically or by policy):

(a) effecting any merger or consolidation involving the Partnership;

(b) effecting any sale or exchange of all or substantially all of Partnership’s assets;

(c) dissolving or liquidating the Partnership;

(d) creating or causing to exist any consensual restriction on the ability of the Partnership or its subsidiaries to make distributions, pay any indebtedness, make loans or advances or transfer assets to its Limited Partners or their subsidiaries;

(e) settling or compromising any claim, dispute or litigation directly against, or otherwise relating to indemnification by the Partnership of, any of the directors or officers of the General Partner; or

(f) issuing additional interests in the Partnership.

Section 6.3 Conflicts Committee Approval of Certain Actions. Without the approval or consent of the conflicts committee of the board of directors of the sole member of the General Partner, Seadrill Partners LLC, the General Partner may not (a) amend the limited liability company agreement of the General Partner or (b) amend this Agreement.

Section 6.4 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.4, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 6.4 shall be made only out of the assets of the Partnership, it being agreed that the Partners shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to this Section 6.4 in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.4.

(c) The indemnification provided by this Section 6.4 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse any Partner or its Affiliates for the cost of) insurance, on behalf of any Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 6.4, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 6.4(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.4 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 6.4 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 6.4 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.4 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.5 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Any amendment, modification or repeal of this Section 6.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 6.5 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.6 Loans or Contributions from the Partnership. The Partnership may lend or contribute to any Affiliate or Limited Partner, and any Affiliate or Limited Partner may borrow from the Partnership, funds on terms and conditions determined by the General Partner.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

The Limited Partners shall have no liability under this Agreement.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

The Partnership shall be dissolved, and its affairs shall be wound up, upon the expiration of its term as provided in Section 2.4.

ARTICLE IX

AMENDMENT OF PARTNERSHIP AGREEMENT

Subject to Section 6.3, the General Partner may amend any provision of this Agreement with the consent of the Limited Partners having at least 75% of the Percentage Interests, and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Addresses and Notices. Any notice to the Partnership shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a). Any notice to the General Partner or a Limited Partner shall be deemed given if received by it in writing at the address designated in Schedule I, or such other place as the General Partner or Limited Partner may from time to time designate.

Section 10.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

Section 10.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 10.4 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

Section 10.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Marshall Islands.

Section 10.6 No Third Party Beneficiary. This Agreement is made solely and specifically for the benefit of the Partners and their successors and assigns and no other Persons shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

[Remainder of Page Intentionally Left Blank]

WHEREFORE, this Agreement of Limited Partnership has been duly executed by the General Partner and the Limited Partners as of the date first above written.

GENERAL PARTNER:

SEADRILL OPERATING GP LLC

By:
Name:	Rune Magnus Lundetræ
Title:	President

LIMITED PARTNERS:

SEADRILL LIMITED

By:
Name:
Title:

SEADRILL PARTNERS LLC

By:
Name:	Graham Robjohns
Title:	Chief Executive Officer
Location:	London, United Kingdom

SIGNATURE PAGE TO

AGREEMENT OF LIMITED PARTNERSHIP

SCHEDULE I

Limited Partner Name and Address	Percentage Interest
Seadrill Limited	70.0%
Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton, HM 08 Bermuda

Seadrill Partners LLC	30.0%
13th Floor, One America Square, 17 Crosswall, London, EC3N 2LB, United Kingdom

General Partner Name and Address
Seadrill Operating GP LLC
Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton, HM 08 Bermuda